                                                                 Exhibit 23.4

                      CONSENT OF DECHERT PRICE & RHOADS


                  We hereby consent to the filing of our opinion dated May 4, 1999 addressed to CORT Business Services Corporation as an exhibit to the Proxy Statement/Prospectus of CORT Business Services Corporation dated July 27, 1999, and the reference to such opinion on page 25 of the Proxy Statement/Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.


                                                         DECHERT PRICE & RHOADS